Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of August 6, 2021 by and between Informa Pop Culture Events, Inc., a corporation organized under the laws of the State of Delaware (the “Buyer”) and Kick the Can Corp., a corporation organized under the laws of the State of Nevada (the “Seller”)

RECITALS

WHEREAS, the Seller owns, operates and produces the pop culture events known as Wizard World Chicago, Wizard World Cleveland, Wizard World New Orleans, Wizard World Philadelphia, Wizard World Portland and Wizard World St. Louis (each, an “Event” and, collectively, the “Events”); and

WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, transfer and assign to the Buyer, certain assets, properties and rights of the Seller used in or otherwise relating to its business of operating and producing the Events, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Affiliate”: Means, with respect to any Person (the “specified Person”), any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the specified Person and shall include (i) any Person owning beneficially or of record, directly or indirectly, greater than twenty-five percent (25%) of the equity interest in the specified Person, (ii) any Person of which the specified Person (or their Affiliate) shall own beneficially or of record, directly or indirectly, greater than twenty-five percent (25%) of the equity interest; provided, however, for the Seller, Affiliate does not include any investor in Wizard Brands, Inc., solely by virtue of their investment in Wizard Brands, Inc. A Person will be deemed to “control” another Person if that Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Claim”: As defined in Section 7.5.3.

“Agreement”: As defined in the preamble to this Agreement.

“Allocation Schedule”: As defined in Section 8.4.

“Arbiter”: Means a nationally recognized independent accounting firm mutually acceptable to the Buyer and the Seller.

“Assignment and Assumption Agreement”: As defined in Section 3.3.1(d).

“Assumed Chicago 2021 Contracts”: As defined in Section 2.1(d).

“Assumed Contracts”: Means, collectively, the Assumed Chicago 2021 Contracts and the Assumed Legacy Contracts.

“Assumed Legacy Contracts”: Means, collectively, the Assumed Legacy Floor Space Contracts, the Assumed Legacy Ticket Contracts and the Assumed Legacy Venue Contracts.

“Assumed Legacy Floor Space Contracts”: As defined in Section 4.10.7.

“Assumed Legacy Ticket Contracts”: As defined in Section 4.10.8.

“Assumed Legacy Venue Contracts”: As defined in Section 2.3(d).

“Assumed Liabilities”: As defined in Section 2.3.

“Business Day”: Means any day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Buyer”: As defined in the preamble to this Agreement.

“Buyer Indemnitee”: As defined in Section 7.2.

“Closing”: As defined in Section 3.2.

“Closing Date”: As defined in Section 3.2.

“Competitive Business”: As defined in Section 6.3.

“Contract”: Means any agreement, contract, instrument, obligation, promise, or undertaking (whether written or oral and whether express or implied).

“Damages”: As defined in Section 7.2.

“Databases” means all lists and databases of the Seller’s customers, vendors, suppliers, exhibitors, sponsors, venue owners, advertisers, speakers, attendees, contractors and service providers relating to and only for the Events (whether individually or collectively).

“Direct Claim”: As defined in Section 7.5.1.

“Direct Claim Notice”: As defined in Section 7.5.1.

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“Disclosure Memorandum”: As defined in the first paragraph of Article 4.

“E-commerce Retained Business”: As defined in Section 2.2.

“Encumbrance”: Means any charge, claim, lien, pledge, security interest, mortgage, easement, right of way, option, right of first refusal, or restriction or adverse claim of any kind, or any other encumbrance or exception to title of any kind.

“Estimated Closing Statement”: As defined in Section 3.4.

“Event” or “Events”: As defined in the Recitals of this Agreement.

“Event Employees”: Means Seller’s employees who are responsible for the Events and listed on Part 1.1 of the Disclosure Memorandum (which list shall include the name and daily compensation rate of such Persons, which shall be used to determine the aggregate amount of the Event Employees Stub Period Obligations hereunder).

“Event Employees Stub Period Obligations”: As defined in Section 2.2.

“Excluded Assets”: As defined in Section 2.2.

“Excluded Liabilities”: As defined in Section 2.4.

“Files and Records”: Means the existing physical and electronic files, documents, books and other records of the Seller relating to and only for the Events (whether individually or collectively), including without limitation: (i) all Databases; (ii) historical sales, pricing, royalty and other financial records and data; (iii) reasonably accessible, material correspondence files with exhibitors, sponsors, advertisers, speakers, prospects and venue owners; (iv) current advertising, promotional and programming materials; and (v) current schematics, technical information and data, competitor information, strategic information, operating guides, studies and reports.

“Final Closing Statement”: As defined in Section 3.4.

“Final Closing Statement Deficit”: Means, in the event the aggregate Pre-Closing Sales Proceeds exceed the aggregate Event Employees Stub Period Obligations, an amount equal to (x) the aggregate Pre-Closing Sales Proceeds minus (y) the aggregate Event Employees Stub Period Obligations.

“Final Closing Statement Surplus”: Means, in the event the aggregate Event Employees Stub Period Obligations exceed the aggregate Pre-Closing Sales Proceeds, an amount equal to (x) the aggregate Event Employees Stub Period Obligations minus (y) the aggregate Pre-Closing Sales Proceeds.

“Financial Statements”: As defined in Section 4.4.

“GAAP”: Means U.S. generally accepted accounting principles, applied on a consistent basis.

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“Governmental Body”: Means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indemnified Party”: As defined in Section 7.4.1.

“Indemnifying Party”: As defined in Section 7.4.1.

“Intellectual Property”: Means any of the following rights in any jurisdiction: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, corporate, trade, and business names and other indicia of origin, whether registered or unregistered, and all registrations and applications for the same and all associated goodwill; (iii) all internet domain names and social media accounts; (iv) all works of authorship, whether registered as copyrights or unregistered, and all pending applications for the same and all associated moral rights and special rights of authorship; (v) Trade Secrets; and (vi) all other intellectual property and proprietary rights recognized by Law.

“Internal Revenue Code”: Means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

“Knowledge”: The Seller will be deemed to have “Knowledge” of a particular fact or other matter if Scott Kaufman or Peter Katz is aware of such fact or other matter after due and appropriate inquiry. The Buyer will be deemed to have “Knowledge” of a particular fact or other matter if Stuart Poyser or Aman Gupta is aware of such fact or other matter after due and appropriate inquiry.

“Law”: Means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, license, permit, statute, or treaty.

“Legacy Floor Space Contract Schedule”: As defined in Section 4.10.7.

“Legacy Ticket Contract Schedule”: As defined in Section 4.10.8.

“Non-Event Entities”: the direct and indirect subsidiaries of Wizard Brands, Inc. solely to the extent such subsidiaries are not and have never been involved in the Events or any substantially similar business to the Events.

“Order”: Means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.

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“Overlap Period”: Means any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Permit”: Means any approval, consent, license, permit, certification, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Person”: Means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Pre-Closing Admission Ticket Sales Proceeds”: As defined in Section 2.1.

“Pre-Closing Floor Space Sales Proceeds”: As defined in Section 2.1.

“Pre-Closing Sales Proceeds”: As defined in Section 2.1.

“Privacy and Security Laws”: Means Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, state or foreign Laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Proceeding”: Means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchased Assets”: As defined in Section 2.1.

“Region”: As defined in the Recitals of this Agreement.

“Releasees”: As defined in Section 6.2.

“Released Claims”: As defined in Section 6.2.

“Representatives”: Means officers, directors, employees, consultants, and agents.

“Restricted Party”: As defined in Section 6.3.

“Retained Business”: As defined in Section 2.2.

“Seller”: As defined in the preamble to this Agreement.

“Seller Indemnitee”: As defined in Section 7.3.

“Tangible Event Property”: As defined in Section 2.1(e).

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“Tax”: Means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or transfer tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return”: Means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Third-Party Claim”: As defined in Section 7.4.1.

“Third-Party Claim Notice”: As defined in Section 7.4.1.

“Trade Secrets”: Means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, financial data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, source code, object code, and data collections.

“Transaction Documents”: Means, collectively, this Agreement (including the Disclosure Memorandum) and all other agreements, documents and instruments contemplated by Section 3.3.

“Transfer Taxes”: As defined in Section 8.1.

1.2 Construction. In interpreting this Agreement, the following rules of construction shall apply:

1.2.1 Where the context requires, the use of the singular form in this Agreement will include the plural, the use of the plural will include the singular, and the use of any gender will include any and all genders.

1.2.2 The word “including” (and, with correlative meaning, the word “include”) means that the generality of any description preceding such word is not limited, and the words “shall” and “will” are used interchangeably and have the same meaning.

1.2.3 References in this Agreement to “Articles”, “Sections” or “Exhibits” shall be to Articles, Sections or Exhibits of or to this Agreement unless otherwise specifically provided.

1.2.4 References in this Agreement to “dollars” or “$” shall mean United States Dollars.

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ARTICLE 2

SALE OF PURCHASED ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES

2.1 Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase, and the Seller agrees to sell, transfer and assign to the Buyer, on the Closing Date (except as specifically set forth in Section 3.4), the Purchased Assets and all of the Seller’s right, title and interest in and to the Purchased Assets, free and clear of any Encumbrances of any kind whatsoever (except as set forth in the Disclosure Memorandum). The “Purchased Assets” shall mean all of the Seller’s right, title and interest in and to the following assets:

(a) Intentionally omitted;

(b) Files and Records;

(c) the Assumed Legacy Contracts;

(d) all attendee and exhibitor Contracts related to and only for the Wizard World Chicago 2021 Event, in each case only to the extent such Contracts are expressly listed on Part 2.1(d) of the Disclosure Memorandum (collectively, the “Assumed Chicago 2021 Contracts”);

(e) all signs, exhibit booths, registration kiosks and other similar assets used in the operation of the Events, in each case solely to the extent set forth on Part 2.1(e) of the Disclosure Memorandum (collectively, the “Tangible Event Property”);

(f) all goodwill associated with the Events;

(g) all prepaid expenses, advances, credits and deposits relating to and only for the Events in the Regions as of the Closing Date;

(h) all accounts receivable relating to and only for the Events;

(i) all cash and cash equivalent receivables from the sale of admission tickets (minus any Taxes attributable to such sales, which Seller hereby agrees to pay to the applicable Governmental Body owed such Taxes in accordance with the last sentence of Section 8.2 hereof) for the Wizard World Chicago 2021 Event collected by Seller during the period between June 24, 2021 and Closing, to the extent and in the amount reflected on the Final Closing Statement (“Pre-Closing Admission Ticket Sales Proceeds”);

(j) all cash and cash equivalent receivables from the sale of convention floor space (minus any Taxes attributable to such sales, which Seller hereby agrees to pay to the applicable Governmental Body owed such Taxes in accordance with the last sentence of Section 8.2 hereof) for the Wizard World Chicago 2021 Event collected by Seller during the period between June 24, 2021 and Closing, to the extent and in the amount reflected on the Final Closing Statement (“Pre-Closing Floor Space Sales Proceeds” and collectively with Admission Ticket Sales, the “Pre-Closing Sales Proceeds”);

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2.2. Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include any of the following, whether owned by, held by or relating to the Seller (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents of the Seller other than the Pre-Closing Sales Proceeds;

(b) all real property owned, leased, occupied or controlled by the Seller;

(c) all tangible personal property other than the Tangible Event Property;

(d) all rights in and to all Intellectual Property of Seller, including, without limitation, the “Wizard World” trademark;

(e) all Contracts other than the Assumed Contracts;

(f) to the extent not otherwise listed as Purchased Assets in Section 2.1, all of the Seller’s right, title and interest in and to (x) the assets related to Seller’s e-commerce businesses, including, but not limited to, those currently operated under the names Wizard World Vault, Wizard World Virtual Experiences, Wizard World Live Stream and Wizard World NFTs (the “E-commerce Retained Business”); and (y) all assets related to Non-Event Entities and the internal operations of Wizard Brands, Inc. and its Affiliates, (collectively with the E-commerce Retained Business, and the Unrelated Retained Business, the “Retained Business”); and

(g) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain.

2.3. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, the Buyer agrees, effective at the Closing, to (or to cause its permitted assignees to) assume and pay, perform and discharge when due, only the following liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations under the Assumed Chicago 2021 Contracts, including unfulfilled obligations in respect of the currently scheduled Wizard World Chicago 2021 Event represented by the Pre-Closing Admission Ticket Sales Proceeds and the Pre-Closing Floor Space Sales Proceeds, except that the Buyer shall not assume or pay, discharge or perform any liabilities or obligations arising out of any breach by the Seller of any provision of any Assumed Contract;

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(b) all liabilities and obligations under the Assumed Legacy Ticket Contracts, except that (i) the Buyer shall not assume or pay, discharge or perform any obligations arising out of any of the Assumed Legacy Ticket Contracts with respect to deferred revenue liabilities for admissions tickets sold by the Seller in respect of editions of the Events that were cancelled or postponed due to the COVID-19 pandemic that exceed, in the aggregate, the amount set forth on Part 2.3(b) of the Disclosure Memorandum and (ii) Buyer shall not assume or pay, discharge or perform any liabilities or obligations arising out of any breach by the Seller of any provision of any Assumed Legacy Ticket Contract (other than to the extent that the cancellation or postponement of any edition of the Event is considered a breach of any such Assumed Legacy Ticket Contract);

(c) all liabilities and obligations under the Assumed Legacy Floor Space Contracts, except that (i) the Buyer shall not assume or pay, discharge or perform any obligations arising out of any of the Assumed Legacy Floor Space Contracts with respect to deferred revenue liabilities for convention floor space sold by the Seller in respect of editions of the Events that were cancelled or postponed due to the COVID-19 pandemic that exceed, in the aggregate, the amount set forth in Part 2.3(c) of the Disclosure Memorandum and (ii) Buyer shall not assume or pay, discharge or perform any liabilities or obligations arising out of any breach by the Seller of any provision of any Assumed Legacy Floor Space Contract (other than to the extent that the cancellation or postponement of any edition of the Event is considered a breach of any such Assumed Legacy Floor Space Contract);

(d) all liabilities and obligations under the venue Contracts as set forth on Part 2.3(d)(1) of the Disclosure Memorandum (the “Assumed Legacy Venue Contracts”), except that (i) the Buyer shall not assume or pay, discharge or perform any obligations arising out of any of the Assumed Legacy Venue Contracts with respect to accounts payable liabilities that exceed, in the aggregate, the amount set forth in Part 2.3(d)(2) of the Disclosure Memorandum and (ii) Buyer shall not assume or pay, discharge or perform any liabilities or obligations arising out of any breach by the Seller of any provision of any Assumed Legacy Venue Contract (other than to the extent that the cancellation or postponement of any edition of the Event is considered a breach of any such Assumed Legacy Venue Contract); and

(e) all employment related liabilities and obligations with respect to Event Employees in respect of the period beginning as of August 1, 2021 through and including the Closing Date, to the extent and in the amount reflected on the Final Closing Statement (“Event Employees Stub Period Obligations”).

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2.4. Excluded Liabilities. Notwithstanding anything contained herein to the contrary, other than the Assumed Liabilities, the Buyer shall not assume, or cause to be assumed, or be deemed to have assumed or caused to have assumed or be liable or responsible for any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof) of the Seller or any of its Affiliates, including the following (such obligations and liabilities not assumed hereunder, the “Excluded Liabilities”):

(a) any liabilities or obligations incurred in connection with the operation of the Events on or prior to the Closing Date, except to the extent such liabilities or obligations expressly constitute Assumed Liabilities;

(b) any liabilities or obligations relating to any current or former employee or independent contractor of the Seller or any of its Affiliates, other than the Event Employees Stub Period Obligations;

(c) any Taxes (i) attributable to the Events or the Purchased Assets with respect to any period ending on or prior to the Closing Date or (ii) otherwise imposed on the Seller or any of its Affiliates;

(d) any liabilities or obligations related to the Excluded Assets;

(e) any liabilities or obligations arising out of or relating to any Contract which is not an Assumed Contract;

(f) any liabilities or obligations related to any Proceeding or claim pertaining to or affecting any of the Events, the Purchased Assets, the Seller or any of its Affiliates, to the extent based on any fact or event arising prior to the Closing Date, whether the commencement of such Proceeding or claim is before or after the Closing Date, except to the extent such liabilities or obligations expressly constitute Assumed Liabilities; and

(g) any liabilities or obligations of the Seller or any its Affiliates with respect to indebtedness, whether for borrowed money or otherwise, except to the extent such liabilities or obligations expressly constitute Assumed Liabilities.

ARTICLE 3

CONSIDERATION; CLOSING; POST-CLOSING

3.1 Consideration. The sole and exclusive consideration for the sale, transfer and assignment of the Purchased Assets to the Buyer shall be the assumption, payment, performance and discharge by the Buyer (or its permitted assignees to) of the Assumed Liabilities when due pursuant to Section 2.3 above. The Seller acknowledges that no monetary or any other form of consideration (other than reimbursement for the Event Employees Stub Period Obligations which shall be paid in accordance with Section 3.3 below) shall be payable or otherwise owed to the Seller by the Buyer in connection with the sale, transfer and assignment of the Purchased Assets to the Buyer.

3.2 Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) is being held simultaneously with the execution and delivery of this Agreement on the date hereof (the “Closing Date”). The parties have elected to effect the Closing by exchanging facsimile and/or other electronic executed signature pages of the Transaction Documents on the date hereof. The Closing shall be deemed effective as of 12:00:01 a.m. Eastern Prevailing Time on the Closing Date.

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3.3 Closing Obligations.

3.3.1 Deliveries to the Buyer. At the Closing, the Seller will deliver to the Buyer each of the following:

(a) evidence satisfactory to the Buyer that each of the consents and notices identified in Part 4.3.2 of the Disclosure Memorandum has been obtained or delivered, as applicable;

(b) a certificate of the appropriate state official, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the existence and good standing of the Seller in the State of Delaware;

(c) a signed copy of the Bill of Sale in the form attached hereto as Exhibit A, duly executed by the Seller;

(d) a signed counterpart to the Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by the Seller;

(e) a signed copy of the Assignment of Databases in the form attached hereto as Exhibit C, duly executed by the Seller;

3.3.2 Deliveries to the Seller. At the Closing, the Buyer will deliver to the Seller each of the following:

(a) a signed counterpart to the Assignment and Assumption Agreement, duly executed by the Buyer; and

(b) a certificate of the appropriate state official, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the existence and good standing of the Buyer in its state of incorporation.

3.4 Post-Closing Obligations.

(a) The Seller and Buyer agree that the estimated amounts of the Pre-Closing Admission Ticket Sales Proceeds, Pre-Closing Floor Space Sales Proceeds, and Employee Stub Period Obligations as of the Closing Date are as set forth on the Estimated Closing Statement, attached to Part 3.4 of the Disclosure Memorandum (the “Estimated Closing Statement”). Within ten (10) Business Days following the Closing, the Seller shall provide to the Buyer in writing the final amounts for the Pre-Closing Admission Ticket Sales Proceeds, Pre-Closing Floor Space Sales Proceeds, and Employee Stub Period Obligations (the “Final Closing Statement”). The parties agree to cooperate in good faith to resolve any dispute concerning the Final Closing Statement. If there is any dispute concerning the Final Closing Statement that has not been resolved by the parties by the date that is thirty (30) days after the delivery of the Final Closing Statement to the Buyer, then either party shall be permitted to submit such dispute to a court of competent jurisdiction in accordance with Section 9.11.

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(b) Within five (5) Business Days following the delivery of the Final Closing Statement, (x) if there is a Final Closing Statement Deficit, then the Seller shall pay to the Buyer an amount equal to the Final Closing Statement Deficit or (y) in the event there is a Final Closing Statement Surplus, the Buyer shall pay the Seller an amount equal to Final Closing Statement Surplus.

(c) All payments required under this Section 3.4 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) prior to the applicable payment date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure memorandum delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Memorandum”), the Seller hereby represents and warrants to the Buyer as follows:

4.1 Organization and Good Standing. The Seller is a corporation validly existing and in good standing under the laws of the State of Nevada.

4.2 Authority; Enforceability.

4.2.1 Power and Authority. Each Transaction Document and each other agreement and instrument to be executed by the Seller in connection herewith has been duly and validly authorized by the Seller and has been (or upon execution will have been) duly and validly executed and delivered by the Seller. The Seller has the necessary corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder.

4.2.2 Enforceability. Each Transaction Document and each other agreement and instrument to be executed by the Seller in connection herewith, constitutes (or upon execution will constitute) the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms (assuming the due authorization, execution and delivery by the other party hereto and thereto), subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

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4.3 No Conflict; Consents.

4.3.1 Except as set forth on Part 4.3.1 of the Disclosure Memorandum, neither the execution and delivery of any Transaction Document nor the consummation or performance of any of the transactions contemplated by the Transaction Documents will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of any (i) provision of the certificate of formation, operating agreement or other similar organizational documents of the Seller or (ii) resolution adopted by the managers or the members of the Seller, (b) contravene, conflict with, or result in a violation of any Law or any Order to which the Seller or any of the assets owned or used by the Seller may be subject or bound, (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Contract or any Permit necessary to operate the Events, or (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; except in the cases of clauses (b), (c) and (d), where the contravention, conflict, violation, breach, conflict, default, acceleration, cancelation, termination, modification, or imposition would not be material to the Events or the Purchased Assets.

4.3.2 Except as set forth on Part 4.3.2 of the Disclosure Memorandum, the Seller is not required to give notice to, or obtain consent from, any Person in connection with the execution and delivery of this Agreement or any of the other Transaction Documents, or the consummation or performance of any of the transactions contemplated hereby or thereby, except where the failure to give such notice or obtain such consent would not be material to the Events or the Purchased Assets.

4.4 Financial Statements. The Seller has delivered to the Buyer the profit and loss statements in respect of the Events held in calendar years 2018, 2019 and 2020 (collectively, the “Financial Statements”). The Financial Statements are true and correct in all material respects for the periods covered thereby and were prepared in accordance with the books and records of the Seller in respect of the Events. The Financial Statements are attached to Part 4.4 of the Disclosure Memorandum.

4.5 Title to Purchased Assets; Sufficiency of Assets.

4.5.1 Title to Purchased Assets. The Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all of the Purchased Assets, free and clear of all Encumbrances (other than as set forth on the Disclosure Memorandum and imperfections of title or Encumbrances, if any, that have not had, and would not have, a material adverse effect), and will convey the same to the Buyer as of the Closing Date.

4.5.2 Sufficiency of Assets. Except as set forth on Part 4.5.2 of the Disclosure Memorandum, the sale and transfer of the Purchased Assets will constitute a conveyance to the Buyer, free and clear of any Encumbrances (other than the Excluded Assets and as set forth on the Disclosure Memorandum and imperfections of title or Encumbrances, if any, that have not had, and would not have, a material adverse effect), of all the assets, properties, interests and rights owned or used or held for use by the Seller. From and after the Closing, to Seller’s Knowledge, no Person shall have any right, title or interest in or right to use any Purchased Assets other than the Buyer.

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4.6 Taxes. The Seller has duly and timely filed all Tax Returns required to be filed with respect to the income or operations of the Events or the ownership of the Purchased Assets. All such Tax Returns were complete and correct in all material respects at the time of filing. All Taxes due and payable with respect to taxable periods covered by such Tax Returns, or with respect to which the Seller is or might be otherwise be liable for such periods, have been timely paid or are being contested in good faith. The Seller is not delinquent in the payment of any Tax relating to and only for the Events, nor has any Tax deficiency been asserted in writing, or, to the Seller’s Knowledge, threatened against the Seller. No Encumbrances for Taxes exist with respect to any of the Purchased Assets (other than Encumbrances for Taxes, assessments, or governmental charges or claims that are not yet due and payable). None of the Purchased Assets are “United States real property interests” within the meaning of Section 897(c) of the Internal Revenue Code.

4.7 Compliance with Laws. To its Knowledge, the Seller is in compliance, in all material respects, with each Law that is or was applicable to the operation of the Events or the ownership or use of any of the Purchased Assets. No Proceeding, charge, complaint, claim, demand or notice has been filed or commenced against the Seller alleging such non-compliance.

4.8 Legal Proceedings; Orders. There is no Proceeding pending or, to the Knowledge of the Seller, threatened and, during the five year period ending on the date hereof, there has been no, Proceeding: (a) that has been commenced by or against the Seller or that otherwise relates to or may affect the Events or any of the Purchased Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents; in each case which if determined adversely to Seller would be material to any of the Events or the Purchased Assets. The Seller is not subject to any Order (with the exception of the generally applicable Covid-19 pandemic-related Orders) applicable specifically to the Events or any of the Purchased Assets.

4.9 Absence of Changes. Since January 1, 2019, with the exception of the changes due to the COVID-19 pandemic, the Seller has operated the Events only in the ordinary course consistent with past practice and, with the exception of the COVID-19 pandemic, there has not been any event or circumstance that has had, or could result in, a material adverse effect on the Events.

4.10 Contracts.

4.10.1 Assumed Contracts. Prior to the execution and delivery of this Agreement, the Buyer has been provided with (i) true and complete copies of all written Assumed Contracts, together with all amendments, supplements and modifications thereto (and true and complete summaries of all oral amendments, supplements and modifications), and (ii) true and complete written descriptions of all oral Assumed Contracts.

4.10.2 No Defaults. The Seller is, and at all times has been, in compliance in all material respects with the terms and requirements of each Assumed Contract under which the Seller has or had any obligation or liability or by which the Seller or any of the assets owned or used by the Seller is or was bound. To the Seller’s Knowledge, each other Person that has or had any obligation or liability under any Assumed Contract under which the Seller has or had any rights is, and at all times has been, in compliance in all material respects with the terms and requirements of such Assumed Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give the Seller or, to the Seller’s Knowledge, any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Contract.

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4.10.3 Standard Contracts. A sample set of existing exhibitor, sponsor and speaker Contracts used or intended to be used with respect to and only for the Events are contained in Part 4.10.3 of the Disclosure Memorandum.

4.10.4 Barter Contracts. Part 4.10.4 of the Disclosure Memorandum sets forth each Contract relating to and only for the Events to which the Seller is party relating to the exchange of goods or services of the Seller in exchange for other goods and services of another Person, without the use of money.

4.10.5 No Non-Compete Restrictions. No Assumed Contract contains any non-compete or other similar provision which restricts the ability of the Seller (or any of its assignees) to materially engage in any business or activity.

4.10.6 No Other Material Contracts. The Seller is not a party to any Contract which is material to the other than the Assumed Contracts.

4.10.7 Assumed Legacy Floor Space Contracts. Part 4.10.7(a) of the Disclosure Memorandum (the “Legacy Floor Space Contract Schedule”) sets forth each Contract with any Person who purchased convention floor space from Seller in respect of editions of the Events that were cancelled or postponed due to the COVID-19 pandemic (the “Assumed Legacy Floor Space Contracts”), including the name of the Person and the dollar amount of Seller’s unfulfilled obligations to such Person. The Seller represents and warrants that the Legacy Floor Space Contract Schedule represents a true, correct and complete list of unfulfilled obligations to any and all Persons who purchased convention floor space from Seller in respect of editions of the Events that were cancelled or postponed due to the COVID-19 pandemic. The Seller further represents and warrants that all Assumed Legacy Floor Space Contracts conform to Seller’s standard terms and conditions with respect to convention floor space sales, as set forth in Party 4.10.7(b) of the Disclosure Memorandum, in each case without any material deviation.

4.10.8 Assumed Legacy Ticket Contracts. Part 4.10.8(a) of the Disclosure Memorandum (the “Legacy Ticket Contract Schedule”) sets forth each Contract with any Person who purchased any admission ticket from Seller in respect of editions of the Events that were cancelled or postponed due to the COVID-19 pandemic (the “Assumed Legacy Ticket Contracts”), including the name of the Person and the dollar amount of Seller’s unfulfilled obligations to such Person. The Seller represents and warrants that the Legacy Ticket Contract Schedule represents a true, correct and complete list of unfulfilled obligations to any and all Persons who purchased any admission ticket from Seller in respect of editions of the Events that were cancelled or postponed due to the COVID-19 pandemic. The Seller further represents and warrants that all Assumed Legacy Ticket Contracts conform to Seller’s standard terms and conditions with respect to ticket sales, as set forth in Party 4.10.8(b) of the Disclosure Memorandum, in each case without any material deviation.

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4.10.9 Assumed Legacy Venue Contracts. The Seller represents and warrants that Part 2.3(d)(1) of the Disclosure Memorandum sets forth a true, correct and complete list of outstanding accounts payable to any and all Persons with respect to the use of venues in respect of editions of the Events that were cancelled or postponed due to the COVID-19 pandemic.

4.11 Insurance. The Seller has maintained commercially reasonable insurance coverage with respect to the Events and the Purchased Assets for the past three (3) years. The Seller has not made claims under any insurance policy covering the Events or the Purchased Assets during the past three (3) years.

4.12 Intentionally Omitted.

4.13 Brokers or Finders. The Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction Documents or the transactions contemplated thereby.

4.14 Commercial Relationships. The relationships of the Seller with its vendors, exhibitors, sponsors, customers, speakers and lessors that are material to the operation of the Events are good commercial working relationships and no such material vendor, exhibitor, sponsor, customer, speaker or lessor (a) has terminated, or threatened in writing to terminate, other than as a result of the COVID-19 pandemic, its relationship with the Seller or (b) has during the last year, other than as a result of the COVID-19 pandemic, decreased materially, or threatened to decrease materially, its services, supplies or materials to the Seller or its usage of the Seller’s services or products in connection with the Events. No such vendor, exhibitor, sponsor, customer, speaker or lessor has made the Seller aware that the transactions contemplated by the Transaction Documents will adversely affect its relationship with the Buyer (as successor owner, operator and producer of the Events).

4.15 Hotel Occupancy Guarantees. Except as set forth on Part 4.15 of the Disclosure Memorandum, the Seller has not made any hotel occupancy guarantee or agreed to any attrition clause with any hotel with respect to any edition of the Events scheduled to occur after the date hereof.

4.16 Privacy. The Seller has (i) complied in all material respects with its published privacy policies with respect to the Events, to its Knowledge and except as disclosed in Section 4.16 of the Disclosure Memorandum; (ii) with all applicable Privacy and Security Laws; and (iii) with all Assumed Contracts relating to data privacy, data protection and data security, and (iv) Seller has taken commercially reasonable measures to ensure that personally identifiable information included in the Purchased Assets is protected against loss, damage, and unauthorized access, use, modification, or other misuse. Except for disclosures of such personally identifiable information required by Law or specifically authorized by the provider of personally identifiable information pursuant to a written Contract or privacy policy or as otherwise permitted by Law, the Seller does not sell, rent or otherwise make available to any independent, third-party Person any such personally identifiable information included in the Purchased Assets. To the Knowledge of the Seller, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Seller or any of its Representatives. As of the date of hereof, no Person (including any Governmental Body) has made any claim or commenced any Proceeding or investigation with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information included in the Purchased Assets by the Seller or any of its Representatives. Except as described in Section 4.16 of the Disclosure Memorandum, the consummation of the transactions contemplated by the Transaction Documents and the transfer of personally identifiable information to the Buyer will not violate the Seller’s published privacy policy with respect to the Events as it currently exists or as it existed at any time during which any of such information was collected or obtained.

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4.17 Affiliate Transactions. Intentionally omitted.

4.18 Exclusive Representations. Except for the representations and warranties contained in this Article 4, the Seller hereby disclaims any other express or implied representations or warranties concerning the Seller, the Events or the Purchased Assets.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

5.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2 Authority; Enforceability.

5.2.1 Power and Authority. Each Transaction Document and each other agreement and instrument to be executed by the Buyer in connection herewith has been duly and validly authorized the Buyer and has been (or upon execution will have been) duly and validly executed and delivered by the Buyer. The Buyer has the necessary corporate right, power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its respective obligations under each of the Transaction Documents to which it is a party.

5.2.2 Enforceability. Each Transaction Document and each other agreement and instrument to be executed by the Buyer in connection herewith, constitutes (or upon execution will constitute) the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms (assuming the due authorization, execution and delivery by the other parties hereto and thereto), subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

5.3 No Conflict; Consents.

5.3.1 Neither the execution and delivery of any Transaction Document by the Buyer nor the consummation or performance of any of the transactions contemplated by the Transaction Documents by the Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by the Transaction Documents pursuant to: (a) any provision of the Buyer’s charter, bylaws or other similar organizational documents; (b) any resolution adopted by the board of directors or the stockholders of the Buyer; or (c) any Law or Order to which the Buyer may be subject; except in the case of clauses (b) and (c), as would not reasonably be expected to prohibit or materially restrict, impede or delay the consummation of the transactions contemplated by this Agreement.

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5.3.2 The Buyer will not be required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by the Transaction Documents, except as would not reasonably be expected to prohibit or materially restrict, impede or delay the consummation of the transactions contemplated by this Agreement.

5.4 Certain Proceedings. There is no pending Proceeding that has been commenced against the Buyer and that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents. To the Buyer’s Knowledge, no such Proceeding has been threatened.

5.5 Brokers or Finders. The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.6 Exclusive Representations. Except for the representations and warranties contained in this Article 5, the Buyer hereby disclaims any other express or implied representations or warranties concerning the Buyer.

ARTICLE 6
COVENANTS

6.1 Confidentiality. The Seller acknowledges that, through the Seller’s longstanding relationship with and involvement in the Events, the Seller has gained confidential and other proprietary information concerning the Events. The Seller acknowledges that disclosing information specific to the Events to third parties would be detrimental to the Buyer and could place the Buyer at a competitive disadvantage. The Seller agrees that it shall not, and it shall cause its Affiliates and each of their respective Representatives not to, at any time following the Closing, directly or indirectly disclose or disseminate to any Person other than the Buyer, Buyer’s Affiliates, or Seller’s Affiliates, or their respective Representatives who need to know such information, or directly or indirectly use, any such information specific to the Events. The foregoing restriction shall not apply to: (a) any information that is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the Seller in breach of this Agreement; (b) any information obtained by the Seller from a third party which the Seller, after due inquiry, has no reason to believe is violating any obligation of confidentiality to the Buyer; or (c) any information that the Seller is required by Law to disclose. It is further acknowledged and agreed, that information that is related to the Retained Business is not subject to the restrictions of this Section 6.1.

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6.2 Databases. The Seller acknowledges agrees that, from and after the Closing, neither the Seller nor any of its Affiliates shall be permitted to use the Databases for any reason or purpose whatsoever. Accordingly, as promptly as practicable and in any event within one (1) Business Day after the Closing (provided that the Buyer shall have first received a copy of the Databases), the Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to destroy any and all copies of the Databases (whether in physical, electronic or other form) in their possession; however, Seller and its Affiliates may retain a copy of the Databases, or any portion thereof, that (a) Seller is required to keep for compliance purposes as required by applicable Law; or (b) have been created electronically pursuant to automatic or ordinary course archiving, back-up, security or disaster recovery systems or procedures.

6.3 Non-Compete; Non-Solicit. In consideration of the numerous mutual promises contained in this Agreement, the Seller covenants and agrees that, Seller will not, and will not allow any of its Affiliates or their respective Representatives (collectively, “Restricted Parties”) to, directly or indirectly, during the period of fifty-four (54) months commencing on the Closing Date, anywhere in the United States and Canada: (a) enter into or engage in the business of operating or producing any consumer or trade show, conference, exposition or similar physical event, in each case that in any way relates to pop culture subject matter, such as comics, science fiction, anime or gaming (a “Competitive Business”); (b) directly or indirectly possess an interest in, manage, control, participate in, consult with or render services for any other Person engaged in any Competitive Business; (c) request, solicit or induce, or attempt to request, solicit or induce, any employee of the Buyer or any of its Affiliates to leave the Buyer or any of its Affiliates for any reason whatsoever, except that such Restricted Party shall not be restricted from hiring any such employee who responds to a general solicitation through a public medium or general or mass mailing by or on behalf of such Restricted Party that is not targeted at employees of the Buyer or any of its Affiliates; or (d) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Buyer and any vendor, exhibitor, sponsor, customer, speaker or lessor of the Buyer in respect of any of the Events, or in any way encourage them to terminate or otherwise alter their relationship with the Buyer; provided, however, in each case, such restrictions shall not apply to conduct related to the Retained Business so long as the Retained Business is not expanded in any manner as would include any Competitive Business.

6.4 Consents. To the extent that the Seller’s rights under any Assumed Contract may not be assigned to the Buyer without the consent of any third party which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer’s rights under the Assumed Contract in question such that the Buyer would not in effect acquire the benefit of all such rights, the Seller shall, to the maximum extent permitted by Law, act after the date hereof as the Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer.

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ARTICLE 7

INDEMNIFICATION

7.1 Survival.

7.1.1 All representations and warranties in this Agreement will survive the Closing: (a) indefinitely with respect to matters covered by Sections 4.2, 4.5.1 and 5.2, (b) until sixty (60) calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 4.6, , 4.13, and 5.5; and (c) for a period of twenty-four (24) calendar months after the Closing Date in the case of each other representation and warranty. Any claim for indemnification with respect to any of such matters that is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time; provided, however, that claims resulting from, arising out of or relating to actual fraud shall not be waived and shall survive indefinitely.

7.1.2 All covenants and agreements respectively made by the Seller and the Buyer in this Agreement shall survive in accordance with their respective terms.

7.1.3 Any claim for indemnification asserted within the applicable period of survival as herein provided will be timely made for purposes hereof, regardless of whether such claim has been resolved during such survival period.

7.2 Indemnification and Payment of Damages by the Seller. The Seller will indemnify the Buyer and each of its Affiliates and their respective Representatives (each, a “Buyer Indemnitee”) in respect of, and hold each of them harmless from and against, and will pay to such Buyer Indemnitee the amount of, any loss, liability, claim, damage, fine, penalty, deficiency, cost of settlement or compromise, expense (including costs of investigation and defense, court costs and reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), resulting from, arising out of or relating to:

(a) any breach of any representation or warranty made by the Seller in this Agreement;

(b) any breach by the Seller of any covenant or obligation of the Seller in this Agreement; and

(c) any and all Excluded Liabilities; provided, however, that the indemnification obligation in this Section 7.2(c) shall not be limited by any applicable survival period set forth in Section 7.1.

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7.3 Indemnification and Payment of Damages by the Buyer. The Buyer will indemnify the Seller and each of its Affiliates and their respective Representatives (each, a “Seller Indemnitee”) in respect of, and hold each of them harmless from and against, and will pay to such Seller Indemnitee the amount of, any Damages resulting from, arising out of or relating to:

(a) any breach of any representation or warranty made by the Buyer in this Agreement;

(b) any breach by the Buyer of any covenant or obligation of the Buyer in this Agreement;

(c) any and all Assumed Liabilities; provided, however, that the indemnification obligation in this Section 7.3(c) shall not be limited by any applicable survival period set forth in Section 7.1; and

(d) Purchaser’s use of any Purchased Asset or Purchaser’s operation of the Events or employment of the Event Employees, in each case after the Closing Date (other than Damages arising from any act or omission of the Seller or its Affiliates, or from a matter for which any Buyer Indemnitee is entitled to indemnification pursuant to Section 7.2); provided, however, that the indemnification obligation in this Section 7.3(d) shall survive only until the date that is eighteen (18) months after the Closing Date.

7.4 Procedures for Indemnification – Third Party Claims.

7.4.1 Promptly after receipt by any party hereto entitled to indemnification pursuant to Section 7.2 or Section 7.3 (each, an “Indemnified Party”) of notice of the commencement of any Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which any other party hereto is obligated to provide indemnification under this Agreement (an “Indemnifying Party”), such Indemnified Party will give prompt written notice (a “Third-Party Claim Notice”) to the Indemnifying Party of the commencement of such Third-Party Claim. The failure to give such prompt Third-Party Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within ten (10) days after the Indemnifying Party’s receipt of the Third-Party Claim Notice, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.4.2, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third-Party Claim. The Seller and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual documented out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. If the Indemnifying Party elects to assume the defense of any Third-Party Claim, such election to assume such defense shall conclusively establish for purposes of this Agreement that the claims comprising such Third-Party Claim are within the scope and subject to indemnification by the Indemnifying Party under this Article 7.

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7.4.2 Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not compromise or settle any Third-Party Claim without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and no injunctive or other restrictive relief is imposed upon the Indemnified Party; (iii) the Indemnified Party shall have been fully and unconditionally released from all liability with respect to any compromise or settlement of such Third-Party Claim. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third-Party Claim with respect to which the Indemnifying Party has assumed defense at any time if it irrevocably waives its right to indemnity under Section 7.2 or Section 7.3, as the case may be, with respect to such Third-Party Claim.

7.5 Procedure for Indemnification – Direct Claims.

7.5.1 Any claim by an Indemnified Party on account of Damages which do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”). The failure to give such prompt Direct Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such Direct Claim Notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.

7.5.2 In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Direct Claim notice, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Direct Claim Notice, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 9.11.

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7.5.3 Claims for Damages specified in any Direct Claim Notice to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Direct Claim Notice, claims for Damages covered by a memorandum of agreement of the nature described in Section 7.5.2, claims for Damages the validity and amount of which have been the subject of judicial determination as described in Section 7.5.2 and Section 9.11, and claims for Damages which shall have been settled as described in Section 7.4.2 are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party (except in the case where a payment has been already effected pursuant to Section 7.7) an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

ARTICLE 8
TAX MATTERS

8.1 Transfer Taxes. All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by the Seller, and the Seller shall, at its own expense, properly file on a timely basis all necessary Returns and other documentation with respect to any Transfer Tax and provide to the Buyer evidence of payment of all Transfer Taxes.

8.2 Apportionment. All Taxes and Tax liabilities with respect to the income or operations of the Events or the ownership of the Purchased Assets that relate to any Overlap Period shall be apportioned between the Seller and the Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records with respect to the Events at the close of business on the Closing Date. The Seller shall be liable for, and pay when due, all Taxes with respect to the income or operations of the Events or the ownership of the Purchased Assets that are attributable to all periods ending on or prior to the Closing Date; provided that the Seller shall provide the Buyer with reasonable evidence of the payment of any sales and use Taxes related to the Pre-Closing Sales Proceeds promptly after the payment thereof by the Seller.

8.3 Certain Restrictions. The Seller shall not take any actions (including, but not limited to, filing any Tax Return or amended Tax Return, responding to any audit or inquiry by a taxing authority with respect to the Events or the Purchased Assets, or settling or compromising any controversy with a taxing authority with respect to the Events or the Purchased Assets) that could affect the Tax liability of the Buyer or any of its Affiliates without the prior written consent of the Buyer.

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8.4 Valuation and Allocation. The Seller and the Buyer agree to allocate the Assumed Liabilities among the Purchased Assets as set forth on the allocation schedule finally determined pursuant to this Section 8.4 (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by the Buyer and delivered to the Seller within ninety (90) days following the Closing Date. If the Seller notifies the Buyer in writing that the Seller objects to one or more items reflected in the Allocation Schedule, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation Schedule within one hundred twenty (120) days following the Closing Date, such dispute shall be resolved by the Arbiter. The fees and expenses of the Arbiter shall be borne equally by the Seller and the Buyer. The valuations and allocations determined pursuant to this Section 8.4 shall be used to file timely any information that may be required to be filed pursuant to applicable Tax regulations promulgated under Section 1060(b) of the Internal Revenue Code, and shall be used in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither the Seller nor the Buyer shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 8.4 except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or by court decision.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices.

9.1.1 Any notice, consent, request or other communication required or provided for by this Agreement shall be in writing and shall be deemed to have been duly and properly given or served for any purpose only if (i) delivered personally (with written confirmation of receipt), (ii) sent by e-mail, (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by an internationally recognized courier service, postage and charges prepaid, in each case to the appropriate addresses set forth below:

If to the Seller:	Kick the Can Corp.
2700 Homestead Road
Park City, UT 84098
Attn: Scott D. Kaufman
E-mail: scott@wizardbrands.com

with a copy to:	Kick the Can Corp.
2700 Homestead Road
Park City, UT 84098
Attn: Legal
E-mail: sasheikh@wizardbrands.com

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If to the Buyer:	Informa PLC
605 Third Avenue, 22nd Floor
New York, NY 10158
Attention: Stuart Poyser
E-mail: stuart.poyser@informa.com

with a copy to:	Informa PLC
605 Third Avenue, 22nd Floor
New York, NY 10158
Attention: Brian Vasandani, Esq.
E-mail: brian.vasandani@informa.com

9.1.2 All such notices, requests, consents and other communications shall be deemed to have been given (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of e-mail, when received, (iii) in the case of registered or certified mailing, postage and charges prepaid, return receipt requested, on the third (3rd) Business Day following the date of such mailing and (iv) in the case of mailing by an internationally recognized express courier service, if sent by next day delivery providing receipt of delivery, on the second (2nd) Business Day following the date of such mailing.

9.2 Expenses. Except as otherwise set forth herein, each party to this Agreement will pay its own respective costs and expenses (including legal and accounting costs and expenses) incurred by such party in connection with the Transaction Documents and the transactions contemplated thereby.

9.3 Public Announcements. No press release or other public announcement related to this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby shall be issued or made by any party hereto (or any Affiliate of any party hereto) without the joint approval of the Buyer and the Seller unless required by any Law or any Governmental Body (in each case, in the reasonable opinion of counsel); provided, however, that in the event any disclosure is required by any Law or any Governmental Body, the party required to make such disclosure shall (i) provide the other party with reasonable advance notice and a reasonable opportunity to provide comments, which the party required to make such disclosure agrees to reasonably consider and (ii) otherwise use its reasonable best efforts, to the extent legally permissible, to remove or limit any personally identifiable information and any commercially sensitive information from any such disclosure.

9.4 Further Assurances. At any time and from time to time after the Closing Date, without further consideration, each party hereto shall, at the reasonable request of the other party hereto, execute and deliver such further instruments of conveyance, assignment, assumption and transfer with respect to the Purchased Assets and the Assumed Liabilities and take such further action as may be necessary or appropriate in order to (a) effectuate the intent of this Agreement, (b) perfect or record title of the Buyer in the Purchased Assets, (c) put the Buyer in possession of the Purchased Assets and (d) provide such other party with the intended benefits of this Agreement. In the event that the Seller retains any of the Purchased Assets, the Seller agrees to promptly transfer or cause the transfer of such Purchased Assets to the Buyer at the Seller’s expense. Without limiting the foregoing, the Seller shall, and shall cause its Affiliates to, promptly pay or deliver to the Buyer any monies or checks received by Seller or its Affiliates that relate to the Wizard World Chicago 2021 Event or any other edition of the Event scheduled to take place after the Closing Date (without duplication of any payments made by the Seller pursuant to Section 3.4). In the event that the Buyer receives any of the Excluded Assets, the Buyer agrees to promptly return or cause the return of such assets to the Seller at the Seller’s expense.

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9.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law: (a) no claim or right arising out of this Agreement or the other Transaction Documents can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

9.6 Entire Agreement and Modification. This Agreement, together with the Transaction Documents, supersedes all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter and constitutes (along with the Disclosure Memorandum, Exhibits, Transaction Documents, and any other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the parties to this Agreement.

9.7 Assignments and Successors; No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior written consent of the other parties except that (i) the Buyer may assign its rights under this Agreement to any of its Affiliates (only to extent the jurisdiction of formation of such Affiliate is within the United States) provided such party remains obligated hereunder, and (ii) in the event of liquidation or dissolution of the Seller, the Seller may assign its rights under this Agreement to any of its Affiliates (only to extent the jurisdiction of formation of such Affiliate is within the United States) provided such party remains obligated hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

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9.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.9 Section Headings. The headings of Articles, Sections and subsections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

9.10 Governing Law. This Agreement will be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

9.11 Consent to Jurisdiction. Each party irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the state or Federal courts located within New Castle County in the State of Delaware, and, by execution and delivery of this Agreement, each party to this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the manner set forth in Section 9.1. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section 9.11 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

9.12 Specific Performance. Each party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach may cause the other party irreparable harm. Accordingly, each party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party shall be entitled to seek equitable relief (and the other party agrees not to raise any objections specifically to the availability of the equitable remedy of specific performance as a possible remedy) without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.13 Securities and Antitrust Laws. Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information and that similar obligations exist under securities law and regulation in Canada, the United Kingdom, and other countries and jurisdictions. Each party hereby confirms that it and its Affiliates shall take any action necessary to prevent the use of any Confidential Information in a way which might violate any securities, antitrust or other applicable law.

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9.14 DTSA Notice. The parties acknowledge receipt of the following notice pursuant to 18 U.S.C. § 1833(b)(1) (Defend Trade Secrets Act): An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

9.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute but one instrument. Delivery of a copy of this Agreement or such other document (including, without limitation, the Exhibits to this Agreement) bearing an original signature by facsimile transmission, by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

INFORMA POP CULTURE EVENTS, INC.

By:	/s/ Brian Vasandani
Name:	Brian Vasandani
Title:	Vice President

KICK THE CAN CORP.

By:	/s/ Scott D. Kaufman
Name:	Scott D. Kaufman
Title:	CEO

Exhibit A

Form of Bill of Sale

See attached.

Exhibit B

Form of Assignment and Assumption Agreement

See attached.

Exhibit C

Form of Assignment of Databases

See attached.